FOR IMMEDIATE RELEASE
APRIL 30, 2007
MEDIA: JOANNE BRIGANDI X4240
IR: STEPHEN CLARK X4260
609-561-9000

MARINA ENERGY PARTNERSHIP ENTERS AGREEMENT TO PROVIDE ENERGY SERVICES FOR ECHELON IN LAS VEGAS

FOLSOM, N.J. - Marina Energy LLC, a subsidiary of South Jersey Industries [NYSE: SJI], and DCO Energy have entered into a 25-year contract to develop, design, own and operate a district energy system and central energy center for Boyd Gaming’s [NYSE: BYD] Echelon development in Las Vegas. LVE Energy Partners, a joint venture between Marina Energy and DCO, was selected from among several nationally known energy service providers.

Marina and DCO currently provide chilled and hot water via a thermal energy facility for cooling and heating to Borgata Hotel, Casino and Spa in Atlantic City, N.J., a joint venture between Boyd Gaming and MGM MIRAGE.

Construction of the new energy facility will begin this summer.

Echelon will include 5,000 hotel rooms, 750,000 square feet of meeting and convention space, 300,000 square feet of retail space and 140,000 square feet of casino space. The thermal plant, which will be more than twice the size of the facility serving Borgata, will generate 21,000 tons of chilled water for cooling and 210 million BTUs per hour of hot water for heating and commercial use. In addition, the plant will provide 16 megawatts of emergency electrical generation.

Edward J. Graham, chairman, president and CEO of South Jersey Industries said, “We’re pleased that Boyd Gaming has chosen to expand its relationship with us. Our thermal plant in Atlantic City has served Borgata well allowing their management to focus their time and talent on what they do best - planning and operating successful resorts and casinos. We’ve developed a portable energy model that allows us to do what we do best - handle our customer’s energy needs regardless of location.”

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Marina Energy Partnership Add 1

The energy facility will be constructed and operated by DCO Energy on the Echelon 87-acre site. LVE has engaged UBS Securities, LLC as an advisor on this transaction and as managing underwriter of the financing for the energy facility.

SJI is an energy services holding company for South Jersey Gas, South Jersey Energy Solutions, South Jersey Energy, South Jersey Resources Group, South Jersey Energy Service Plus and Marina Energy. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

Marina Energy and DCO Energy develop and operate energy-related projects including a thermal facility serving hot and chilled water for the Borgata Hotel, Casino and Spa. Other on-site power generation projects include a cogeneration facility for a Niagara Falls casino and landfill gas-to-electricity projects in several New Jersey counties.

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